Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $.001 per share, of Alpine Alpha 2, Ltd. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof the undersigned, being duly authorized, hereby execute this Agreement this 21st day of November, 2008.

/s/ James Hahn
James Hahn

ALPINE VENTURE ASSOCIATES, LLC

By:	/s/ James Hahn
James Hahn,
President